Exhibit 10.17

GENOCEA BIOSCIENCES, INC.

CASH BONUS PROGRAM

FOR FISCAL YEARS 2012, 2013 AND 2014

This Cash Bonus Program (the “Bonus Program”) has been established by Genocea Biosciences, Inc. (the “Company”) to provide for cash bonus awards (each, a “Bonus”) for each of fiscal year 2012, 2013 and 2014 (each, a “Performance Period”) to certain executive officers and other key employees of the Company to promote and reward the achievement of key strategic business goals and individual performance goals.

The Bonus Program is administered by the Board of Directors of the Company (the “Board”) and its delegates.  The Board and its delegates, to the extent of such delegation, are referred to herein as the “Administrator”.  Any interpretation or decision by the Administrator with respect to the Bonus Program or any Bonus will be final and conclusive as to all persons.

Executive officers and other key employees of the Company and its subsidiaries are eligible to participate in the Bonus Program.  The Administrator will select, from among those eligible, the persons who will from time to time participate in the Bonus Program (each, a “Participant”).

The Administrator in its discretion shall establish the performance goals for each Performance Period and shall determine the extent to which such performance goals have been satisfied for a Performance Period based on its qualitative and quantitative assessment of performance.  Performance goals may include either individual or corporate goals, or both individual and corporate goals.  The weightings of the individual and corporate performance goals under the Bonus Program, to the extent applicable, shall be determined for each Participant and each Performance Period by the Administrator.

The Administrator shall determine a Participant’s target Bonus (the “Target”) for each Performance Period.  The Target will be expressed as a percentage of the Participant’s annual base salary.  The Administrator in its discretion may award a Bonus to a Participant in excess of 100% of the Target if the Administrator determines, in its discretion, that achievement of the performance goals during the applicable Performance Period exceeded the target level of performance and may, in its discretion, award a Bonus that is less than the Target if it determines, in its discretion, that achievement of performance goals was at a level less than such target level of performance.

The Administrator shall determine the amount of any Bonus to be paid hereunder based on the Administrator’s determination of the level of the achievement of the performance goals.  Except as otherwise determined by the Administrator, all payments under the Bonus Program will be made, if at all, not later than March 15th of the calendar year following the calendar year in which the Performance Period ends.  The Administrator may, but need not, provide that a Bonus payment will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date of payment.

All payments under the Bonus Program will be subject to reduction for applicable tax and other legally or contractually required withholdings.

The Board may amend the Bonus Program at any time and from time to time.  The Board may at any time terminate the Bonus Program.

The Bonus Program will be effective for fiscal years 2012, 2013 and 2014.  The Bonus Program shall not be construed to require the adoption of a similar Bonus Program for future fiscal years.